Exhibit 10.1

GSI GROUP CORPORATION

GSI GROUP INC.

EXCEL TECHNOLOGY, INC.

And

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

11% Senior Notes due 2013

SECOND SUPPLEMENTAL INDENTURE

Dated as of March 5, 2009

to

INDENTURE

Dated as of August 20, 2008

SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) dated as of March 5, 2009 between GSI Group Corporation, a Michigan corporation (the “Issuer”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada and the owner of all outstanding shares of voting capital stock of the Issuer (the “Parent”), Excel Technology, Inc., a Delaware corporation (the “Guarantor”) and Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the 11% Senior Notes due 2013 (the “Notes”) were initially issued pursuant to an Indenture, dated August 20, 2008, between the Issuer, the Parent, Eagle Acquisition Corporation and the Trustee, as supplemented by that First Supplemental Indenture among the Company, the Guarantor and the Trustee (such Indenture as amended or supplemented from time to time, the “Indenture”);

WHEREAS, pursuant to Section 8.02 and in accordance with the other terms of the Indenture, the Company, the Parent, the Guarantor and the Trustee can enter into a supplemental indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, the Company received consents from at least a majority in aggregate principal amount of the Notes outstanding to enter into the amendment related to this Supplemental Indenture pursuant to a Consent Solicitation Statement for Amendment to Indenture and the documents related thereto that it sent to the Holders of the Notes on February 23, 2009;

WHEREAS, the Company desires to enter into this Supplemental Indenture to give effect to the consents received related to the Consent Solicitation Statement for Amendment to Indenture;

WHEREAS, Section 8.02 of the Indenture provides that, among other things, upon the written request of the Issuer, accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, the Issuer, the Parent, the Guarantor and the Trustee will enter into a supplemental indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS, all acts and proceedings required by law and under the Indenture to make this Supplemental Indenture a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized by the Issuer, the Parent and the Guarantor; and

WHEREAS, the foregoing recitals are made as representations of fact by the Issuer, the Parent and the Guarantor and not by the Trustee.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent and the Guarantor and the Trustee hereby agree as follows:

ARTICLE I

MODIFICATION

Section 1.01. Section 6.01(4) of the Indenture is amended, from and after the date of this Supplemental Indenture, by adding the following:

(a)	the addition of “,” and the deletion of the word “or” after the word “Trustee” and before the word “by”; and

(b)	the addition of the following language after the word “outstanding” and before “;” at the end of such section:

“or by the beneficial owners of at least 25% of the aggregate principal amount of the Notes then outstanding; provided, however, that notice from the beneficial owners pursuant to this Section 6.01(4) shall be deemed proper only if, and as of such date, the Issuer has received such information and certifications (including from the Holder of the Note or any Agent Member) reasonably necessary to determine that the person(s) providing such notice are beneficial owners of such Notes (for purposes of this Section 6.01(4), the term “beneficial owner” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act)”.

ARTICLE II

EFFECTIVE TIME

Section 2.01. This Supplemental Indenture and the terms related to the amendment to Section 6.01(4) of this Supplemental Indenture will become effective as of the date hereof without any further action by any person.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.01. Indenture. As amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York.

Section 3.03. Successors and Assigns. All agreements of the Company, the Parent and the Guarantor in this Supplemental Indenture and the Notes shall bind its successors and all agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 3.04. Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 3.05. Notice of Supplemental Indenture. The Issuer covenants and agrees that, promptly after execution by the Issuer, the Parent, the Guarantor and the Trustee of this Supplemental Indenture, it shall give notice to all Holders of Notes of such fact in accordance with the provisions of Section 8.02 of the Indenture.

Section 3.06. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

GSI GROUP CORPORATION,
as Issuer

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President and Chief Executive Officer

GSI GROUP INC., as Parent

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President and Chief Executive Officer

EXCEL TECHNOLOGY, INC., as Guarantor

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Vaneta Bernard
Name:	Vaneta Bernard
Title:	Vice President